UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: September 14, 2009

(Date of earliest event reported)

KODIAK OIL & GAS CORP.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-32920

Yukon Territory	N/A
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1625 Broadway, Suite 250

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(303) 592-8075

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 14, 2009, the Company entered into an amendment to one of its two drilling rig contracts (the “Amendment”).  Under the terms of the original drilling rig contract (the “Original Contract”), which has a two-year drilling commitment, the Company was scheduled to take delivery of the subject rig in February 2009.  Pursuant to the terms of the Amendment, which was made effective August 2009, the Company and the contractor have agreed to defer delivery.  In consideration of such deferral, pursuant to the Amendment, the Company will make monthly payments until the earlier of delivery of the subject rig or the expiration of 12 months (the “Delay Payments”).  If the Company does not accept delivery of the subject rig, the aggregate amount of the Delay Payments will be $1.9 million.  If the Company takes delivery of the subject rig during this 12-month period, a portion of the Delay Payments may be applied in the form of a credit against future operating charges incurred by the Company under the Original Contract.  The actual amount of the credit will decrease as time passes creating an incentive for the Company to take delivery or locate a party to assume the rig commitment.  In the event that the Company does not take delivery of the rig before the expiration of the 12-month period or cancels the Original Contract after delivery, the Company may be required to pay a termination fee under the Original Contract. The maximum termination fee payable by the Company would be $5.6 million, against which, under certain circumstances, a portion of some or all of the Delay Payments may be applied in the form of a credit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KODIAK OIL & GAS CORP.

	By:	/s/ James K. Doss
James K. Doss
Secretary, Treasurer and Chief Financial Officer

Date: September 16, 2009